Exhibit 3.1


                       ARTICLES OF INCORPORATION
                                OF
                         COMPUDYNE CORPORATION

The undersigned, for the purpose of forming a corporation under the Nevada General Corporation Law (Chapter 28 of the Nevada Revised
Statutes), does hereby certify as follows:


     Article 1st.  The name of the Corporation is CompuDyne Corporation.

     Article 2nd. The registered office in the State of Nevada of this corporation shall be located at 318 North Carson Street, Suite 214, Carson City, Nevada 89701. The initial resident agent of the corporation is State Agent & Transfer Syndicate, Inc., whose address is 318 North Carson Street, Suite 214, Carson City, Nevada 89701.

     Article 3rd. The purpose or purposes of the Corporation are to have unlimited power to engage in and do any lawful act concerning any or all lawful business for which corporations may be incorporated under the Nevada General Corporation Law.

     Article 4th.  The term of its existence is perpetual.

     Article 5th. The aggregate of shares of Capital Stock which the Corporation shall be authorized to issue is 12,000,000 shares. 2,000,000 shares shall be of Preference Stock, without par value, and 10,000,000 shares shall be Common Stock having a par value of $.75 per share.

     Holders of the Common Stock and Preference Stock shall vote as separate classes in connection with a merger, liquidation or sale of substantially all of the assets of the Corporation and such other action as would adversely affect the holders of Common Stock or the holders of Preference Stock as classes.

     Except as provided below with respect to Series D Preference Stock or in a resolution adopted by the Board of Directors in accordance with this Article 5th, each share of Capital Stock, whether Common or Preference, shall be in all respects equal to every other share of Capital Stock.

     Except with respect to the Series D Preference Stock, the designations, rights (relative, participating, optional or otherwise), powers, preferences, priviledges and voting powers and restrictions, qualifications and limitations for which are hereafter set forth in this Article Fifth, the Board of Directors, by resolution, may authorize the issuance of other series of Preference Stock from time to time each in one or more series, and fix and determine the designations, rights (relative, participating, optional or otherwise), powers, preferences, privileges and voting powers and restrictions, qualifications and limitations of the shares of each series thereof, subject however to the limitations set forth in Nevada General Corporation Law.

     Of the 2,000,000 shares of Preference Stock authorized above, there shall be a series established with the powers, designation, rights (relative, participating, optional or otherwise), powers, preferences, privileges and voting powers and restrictions, qualifications and limitations, as follows:

     l.     DESIGNATION.

          (a) The designation of the series of preference stock created by this resolution shall be Convertible Preference Stock, Series D (hereinafter called "Series D Preference Stock"), and the number of shares constituting the Series D Preference Stock upon original issuance is 1,260,460.

          (b) Any shares of the Series D Preference Stock which at any time have been redeemed, purchased or otherwise acquired by the Corporation shall, after such redemption, purchase or other acquisition, have the status of authorized but unissued shares of preference stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors of the Corporation.

     2.     PAYMENT OF DIVIDENDS.

          (a) The holders of record of shares of the Series D Preference Stock shall be entitled to receive, as and when declared by the Board of Directors of the Corporation out of funds legally available therefor, cash dividends thereon at the Applicable Rate (as defined below) per annum, and no more, payable on the respective dates set forth below. The Series D Preference Stock shall not participate in any other dividends.

          (b) Dividends on the Series D Preference Stock shall accrue at the Applicable Rate in effect on the most recent Dividend Payment Date and shall be cumulative from the date of original issuance of the Series D Preference Stock (the "Original Issuance Date").

          (c) Accrued dividends shall be payable annually on the fifteenth day following the delivery of audited financial statements (the "Audited Financials") to the Board of Directors of the Corporation by the Corporation's independent auditors (the "Independent Auditors") for the prior year, but in no event later than April 15 of each year ("Dividend Payment Date"), commencing on the Dividend Payment Date in 1996; provided, however, that if any Dividend Payment Date would otherwise be a day that is not a Business Day (as defined below), the Dividend Payment Date shall be postponed to the next day that is a Business Day. The period beginning on the Original Issuance Date and ending on the first Dividend Payment Date and each successive period beginning on the first day after each Dividend Payment Date and ending on the next succeeding Dividend Payment Date is herein called a "Dividend Period." As used herein, "Business Day" means any day, other than a Saturday or Sunday or a day on which commercial banks in Hartford, Connecticut are required or authorized by law, regulatory order or executive order to be closed.

          (d) The rate of dividends per annum payable on the Series D Preference Stock for each Dividend Period (the "Applicable Rate") per share shall be equal to the lower of: (a) sixty percent (60%) of the after tax net income of MicroAssembly Systems, Inc. ("MicroAssembly"), a wholly-owned subsidiary of the Corporation, in the previous calendar year, on an unconsolidated basis with the Corporation, based on the Audited Financials, divided by the number of shares of Series D Preference Stock originally issued as set forth in Section 1(a) hereof; or (b) eight percent (8%) of the Redemption Value (as hereinafter defined) of a share of Series D Preference Stock. Notwithstanding the foregoing, on the first Dividend Payment Date only, the applicable rate shall be equal to the lower of (a) sixty percent (60%) of the after-tax net income of MicroAssembly, on an unconsolidated basis with the Corporation, for the period in 1995 during which the Corporation owned one hundred percent (100%) of MicroAssembly's outstanding stock (the "Period of Ownership"), based on the Audited Financials, divided by the number of shares of Series D Preference Stock originally issued as set forth in Section 1(a) hereof; or (b) the product obtained by multiplying
(i) eight percent (8%) of the Redemption Value of a share of Series D Preference Stock by (ii) a fraction the numerator of which is the number of days from the Original Issuance Date to and including December 31, 1995 and the denominator of which is 365.

          (e) Dividends may be paid in cash or in shares of common stock, par value $0.75 per share (the "Common Stock"), of the Corporation, or a combination thereof, solely at the option of the Corporation. If the dividends, or a portion thereof, are paid in Common Stock, the value of the Common Stock shall be based upon the average closing bid price for the Common Stock for the prior thirty (30) trading days as quoted on a national securities exchange or, if not so quoted, on the NASDAQ, or, if not so quoted, on the OTC Bulletin Board, an inter-dealer quotation medium maintained by the National Association of Securities Dealers, Inc., or if not so quoted, by the average closing bid prices quoted by three dealers regularly making a market or maintaining bid and asked prices on the Common Stock (or such fewer number of dealers which may be making a market or maintaining bid and asked prices).

          The Corporation shall calculate the Applicable Rate, the dividends payable on the Series D Preference Stock and, if the dividends, or a portion thereof, are paid in shares of Common Stock, the value of the Common Stock. Any and all disputes between the Corporation and any holder of the Series D Preference Stock with regard to such calculations shall be resolved by the Independent Auditors, which resolution shall be final and binding on the Corporation and such holders. The fees and expenses of the Independent Auditors in resolving such calculations shall be paid by the Corporation.

      3.     PRIORITY AS TO DIVIDENDS.

          (a) No dividends may be declared or paid on the Common Stock of the Corporation unless and until all accrued dividends on the Series D Preference Stock have been declared and paid. If there are one or more series or classes of preference stock outstanding of a priority equal to the Series D Preference Stock, and if there are any accrued and unpaid dividends with respect to any such series or class, any dividends in an amount less than the full cumulative dividends accrued and payable, to be declared and paid with respect to the preference stock shall be distributed among the different series or classes of preference stock in the same proportion that the dividends accrued and payable with respect to such series or classes bears to the aggregate accrued and payable dividends for all series or classes of preference stock of the Corporation.

          (b) If dividends in full on all outstanding shares of the Series D Preference Stock for all prior Dividend Periods and the current Dividend Period have not been paid or been declared and set apart for payment, (i) the Corporation may not call for redemption any shares of the Series D Preference Stock unless all shares of the Series D Preference Stock outstanding are called by the Corporation and (ii) the Corporation may not call for redemption any shares of any class of stock ranking on a parity with or junior to the Series D Preference Stock.

     4.     REDEMPTION.

          (a) Commencing five years after the Original Issuance Date, the shares of Series D Preference Stock may be redeemed, as a whole at any time, or in part from time to time, at the election of the Corporation ("Optional Redemption") by resolution of its Board of Directors, out of funds legally available therefor, at a redemption price of one hundred and twenty percent (120%) of the Redemption Value per share of the Series D Preference Stock plus accrued and unpaid dividends, including a partial dividend to the date of redemption; provided, however, that no Optional Redemption may be declared or paid by the Corporation unless and until all accrued dividends of the Series D Preference Stock have been declared and paid. The redemption value of the Series D Preference Stock shall be $1.50 per share (the "Redemption Value").

          (b) On August 31 in each of the years 2006, 2007, 2008, 2009 and 2010 the Corporation shall redeem ("Mandatory Redemption") 252,092 shares of Series D Preference Stock or such lesser number as may be issued and outstanding, at a redemption price per share equal to the Redemption Value. The shares of Series D Preference Stock to be so redeemed will be selected by lot.

           (c) Notice of any redemption, specifying the date fixed for said redemption and the place where the amount to be paid upon redemption is payable (the "Notice of Redemption"), shall be mailed, postage prepaid at least ninety (90) days but not more than one hundred and twenty (120) days, in the case of Optional Redemption, and at least thirty (30) days but not more than sixty (60) days, in the case of Mandatory Redemption, prior to said redemption date to each holder of record of the Series D Preference Stock to be so redeemed at his address as the same shall appear on the books of the Corporation. The Notice of Redemption shall include (i) the redemption date; (ii) the number of shares of the Series D Preference Stock to be redeemed and, if fewer than all shares held by such holder are to be redeemed, the number of shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) a statement that dividends on the shares to be redeemed will cease to accrue on such redemption date.

          If such Notice of Redemption shall have been so mailed, and none of the holders of shares of Series D Preference Stock shall have elected to convert such shares into Common Stock within the time periods set forth in Section 7(c) hereof, and if on or before the redemption date specified in such notice all funds necessary for such redemption shall have been irrevocably deposited in trust, for the account of the holders of the shares of Series D Preference Stock to be redeemed (and so as to be and continue to be available therefor), with a bank or trust company named in such notice doing business in the State of Connecticut and having a combined capital and surplus of at least $100,000,000, thereupon and without awaiting the redemption date, notwithstanding that any certificate for shares of the Series D Preference Stock so called for redemption shall not have been surrendered for cancellation, the shares represented thereby so called for redemption shall be deemed to be no longer outstanding and all obligations to redeem and retire each share shall be deemed satisfied, the right to receive dividends thereon shall cease to accrue, and all rights with respect to such shares of Series D Preference Stock so called for redemption shall forthwith upon such deposit in trust cease and terminate, except only the right of the holders thereof to receive out of the funds so set aside in trust, the amount payable on redemption thereof, but without interest.

          In case the holders of shares of the Series D Preference Stock which shall have been called for redemption shall not within four years (or any longer period if required by law) after the redemption date claim any amount so deposited in trust for the redemption of such shares, such bank or trust company shall, upon demand and if permitted by applicable law, pay over to the Corporation any such unclaimed amount so deposited with it, and shall thereupon be relieved of all responsibility in respect thereof, and thereafter the holders of such shares shall, subject to applicable escheat laws, look only to the Corporation for payment of the redemption price thereof but without interest.

          (d) Upon surrender of the certificates for shares of Series D Preference Stock for redemption, in accordance with the Notice of Redemption, such shares shall be redeemed by the Corporation at the applicable redemption price. In case fewer than all the shares represented by any such certificate are to be redeemed, a new certificate shall be issued representing the unredeemed shares, without cost to the holder of the shares.

     5.     LIQUIDATION RIGHTS.

          (a) In the event of the voluntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series D Preference Stock then outstanding shall be entitled to receive, before any distribution or payment shall be made in respect of the Common Stock or any other stock of the Corporation ranking junior to the Series D Preference Stock as to distribution of assets on liquidation, dissolution or winding up, an amount per share equal to the Redemption Value set forth in Section 4(a) above plus all accrued but unpaid dividends, provided that the holders of the Series D Preference Stock then outstanding shall be entitled to no further participation in any distribution or payment in connection with any such liquidation, dissolution or winding up.

          (b) In the event of any involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series D Preference Stock then outstanding shall be entitled to receive out of the assets of the Corporation available for distribution to stockholders, but before any distribution or payment shall be made in respect of the Common Stock or any other stock of the Corporation ranking junior to the Series D Preference stock as to distribution of assets on liquidation, dissolution or winding up, an amount equal to the Redemption Value set forth in Section 4(a) above, but the holders of the Series D Preference Stock shall be entitled to no further participation in any distribution or payment in connection with any such liquidation, dissolution or winding up.

          (c) If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution among the holders of all outstanding shares of Series D Preference Stock and of any other stock of the Corporation ranking on a parity with the Series D Preference Stock as to assets on liquidation, shall be insufficient to permit the payment in full to such holders of the amounts to which they are entitled, then such available assets shall be distributed among the holders of Series D Preference Stock and of any other stock of the Corporation ranking upon a parity with the Series D Preference Stock as to distribution of assets on liquidation ratably in proportion to the full preferential amounts to which they would otherwise respectively be entitled.

          (d) Neither the consolidation or merger of the Corporation with or into any other corporation or corporations, nor the sale or transfer by the Corporation of all or any part of its assets, shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section.

     6.     VOTING RIGHTS.

          (a) Except as otherwise required by law, in connection with all matters to be voted upon by the Corporation's shareholders, all holders of Capital Stock shall vote together as a single class. With respect to the election of directors, each share of Common Stock issued and outstanding shall have one vote and, subject to the provisions of this Section 6(a), each share of Series D Preference Stock issued and outstanding shall have 1/3.08 of a vote or such lesser or greater fraction to enable the holders thereof to cast 19% of the total number of votes that all shareholders would be entitled to cast in an election of directors of the Corporation including votes that such holders would be entitled to cast as record holders of any other shares of the Corporation, provided that in no event shall a share of Series D Preference Stock have more than one vote per share. Notwithstanding the foregoing, each share of Series D Preference Stock issued and outstanding shall have one vote with respect to the election of directors, effective as of August 1, 1996, unless the Board of Directors of the Corporation, in its sole and absolute discretion, approves a resolution prior to such date prohibiting such change in voting rights, in which case each share of Series D Preference Stock issued and outstanding will continue to have 1/3.08 vote per share with respect to the election of directors, or such lesser or greater fraction as provided above. In the event the Board approves such a resolution, on May 1 of each subsequent year (until each share of Series D Preference Stock has one vote with respect to the election of directors), each share of Series D Preference Stock shall have one vote, effective as of such date, unless the Board of Directors of the Corporation approves a resolution prior to such date prohibiting such change in voting rights.

          With respect to all other matters to be voted upon by the Corporation's shareholders, each share of Common Stock issued and outstanding shall have one vote and each share of Series D Preference Stock issued and outstanding shall have one vote in addition to those rights herein specifically accorded to Series D Preference Stock herein and in the Articles of Incorporation of the Corporation.

          (b)     (i)     If at the time of any meeting of shareholders
called for the election of directors, any one or more annual dividends (whether or not consecutive) payable on the Series D Preference Stock shall be in arrears, or if a mandatory redemption payment on any outstanding Series D Preference Stock has been omitted, the holders of the outstanding Series D Preference Stock, voting as a single class, shall thereafter have the right to elect a majority of the directors. Such voting rights shall remain vested until such time as all dividends in arrears on the Series D Preference Stock or the mandatory redemption payment, the omission of which gave rise to such voting rights, have been paid or declared and a sum sufficient therefor set apart for payment, at which time the right shall terminate (subject to revesting) and upon any termination of the aforesaid voting right, subject to the requirements of the Corporation's Articles of Incorporation, as amended, all directors elected by the holders of the Series D Preference Stock, voting separately as a class, are to resign.

               (ii) A director elected by the holders of the Series D Preference Stock pursuant to Section 6(b)(i) above (a "Preference
Director") may be removed only for cause, and only by the affirmative vote of the holders of record of seventy-five percent (75%) of the Series D Preference Stock.

          (c) So long as any shares of the Series D Preference Stock remain outstanding, the Corporation may not, without the affirmative vote or consent of the holders of at least two-thirds of the then outstanding shares of Series D Preference Stock, (i) authorize stock ranking prior to the Series D Preference Stock as to dividends or as to distribution of assets; or (ii) increase the authorized number of shares of any class of stock ranking prior to the Series D Preference Stock as to dividends or as to distribution of assets; or (iii) amend, repeal or change any of the provisions of the Articles of Incorporation, as amended, respecting any stock of the Corporation or to authorize any reclassification of the Series D Preference Stock so as to adversely affect the preferences, special rights or powers of the Series D Preference Stock, either directly or indirectly or through a merger or consolidation with any corporation. So long as any shares of the Series D Preference Stock are outstanding, the Corporation may not, without the affirmative vote or consent of the holders of at least a majority of the then outstanding shares of Preference Stock, voting separately as a class, increase the number of authorized shares of Preference Stock or create, or increase the authorized number of shares of, any other series or class of capital stock of the Corporation ranking on a parity with the Preference Stock as to dividends or distribution of assets.

     7.      CONVERSION.

          (a) Series D Preference Stock shall be convertible at the option of the record holder thereof at any time after the Original Issuance Date into fully paid and nonassessable shares of Common Stock of the Corporation (rounded to the nearest, or if there shall be no nearest, then to the next lower whole share of Common Stock) at the rate of one share of Common Stock for each Series D Preference share. The minimum number of Series D Preference shares eligible for conversion at any one time by any one holder shall be one thousand (1,000) shares. Upon conversion of any shares of Series D Preference Stock, subject to Section 2 above, the holder thereof shall be entitled to the amount of any dividends accrued and unpaid with respect to such shares through the Dividend Payment Date next preceding the Conversion Date (as defined in
Section 7(c) hereof); such dividends shall be payable on the Conversion Date. With respect to the period from such Dividend Payment Date through the Conversion Date, the holder of the shares of Series D Preference Stock to be converted shall be entitled to the amount of any dividends accrued and unpaid with respect to such shares on the Dividend Payment Date next succeeding the Conversion Date prorated to the Date of Conversion; such dividends shall be payable on the Dividend Payment Date next succeeding the Conversion Date.

          (b) The conversion rate shall be subject to the following adjustments:

               (i) In case the Corporation shall declare and pay a dividend in shares of Common Stock, the conversion rate in effect immediately prior to the time fixed for the determination of stockholders entitled to such dividend shall be proportionately increased (adjusted to the nearest or, if there shall be no nearest, then to the next lower, one-hundredth of a share of Common Stock), such adjustment to become effective immediately after the time fixed for such determination.

               (ii) In case the Corporation shall subdivide the outstanding shares of Common Stock into a greater number of shares of Common Stock or combine the outstanding shares of Common Stock into a smaller number of shares of Common Stock, the conversion rate in effect immediately prior to such subdivision or combination, as the case may be, shall be proportionately increased or decreased (adjusted to the nearest, or if there shall be no nearest, then to the next lower, one-hundredth of a share of Common Stock), as the case may require, such increase or decrease to become effective when such subdivision or combination becomes effective.

             (iii) In case of any reclassification or change of outstanding shares of Common Stock, or in case of any consolidation or merger of the Corporation with or into another corporation, or in case of any sale or conveyance to another corporation of all or substantially all of the property of the Corporation, the holder of such Series D Preference Stock then outstanding shall have the right thereafter, so long as his conversion right hereunder shall exist, to convert such shares into the kind and amount of shares of stock and other securities and property receivable upon such reclassification, change, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock of the Corporation into which such Series D Preference Stock might have been converted immediately prior to such reclassification, change, consolidation, merger, sale or conveyance, and shall have no other conversion rights under these provision; and, effective provisions, if required, shall be made in the Articles or Certificate of Incorporation of the resulting, surviving or successor corporation or otherwise, so that the provisions set forth herein for the protection of the conversion rights of the holders of the Series D Preference shares shall hereafter be applicable, as nearly as reasonably may be, to any such other shares of stock and other securities and property deliverable upon conversion of the Series D Preference shares remaining outstanding or other convertible preference shares received by the holders in place thereof; and any such resulting, surviving or successor corporation shall expressly assume the obligations to deliver, upon the exercise of the conversion privilege, such shares, securities, or property as the holders of the Series D Preference Stock remaining outstanding, or other convertible preference shares received by the holders in place thereof, shall be entitled to receive pursuant to the provisions hereof, and to make provision for the protection of the conversion rights as above provided. In case securities or property other than shares of Common Stock shall be issuable or deliverable upon conversion as aforesaid, then all references in this section shall be deemed to apply so far as appropriate and as nearly as may be, to such other securities or property. The subdivision or combination of shares of Common stock at anytime outstanding into a greater or lesser number of shares of Common Stock (whether with or without par value) shall not be deemed to be a reclassification of the Common Stock of the Corporation for the purposes of this subsection (iii).

          (c) In order to convert Series D Preference shares into shares of Common Stock, the holder thereof shall give at least thirty
(30) days' but not more than ninety (90) days' written notice to the Corporation at the office of the Corporation (or such other place as may be designated by the Corporation) that the holder elects to convert the same and shall state in writing therein the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued and shall surrender the certificate or certificates for the Series D Preference shares, duly endorsed to the Corporation in blank, at said office of the Corporation. The Corporation shall, as soon as practicable thereafter, deliver at said office to such holder of Series D Preference Stock, or to his nominee or nominees, a certificate or certificates for the number of full shares of Common Stock to which he shall be entitled. Series D Preference Stock shall be deemed to have been converted as of the date of the surrender of such stock for conversion as provided in this Section 7(c) (the "Conversion Date"), and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be deemed for all purposes to be the record holder or holders of such Series D Preference shares on such date.

          A number of authorized shares of Common Stock sufficient to provide for the conversion of the Series D Preference Stock outstanding upon the basis of this Section 7 shall at all times be reserved for such conversion.


     8.     PREEMPTIVE RIGHTS

          (a) Upon the offering or sale by the Corporation for cash of its shares of Common Stock or any security convertible into shares of Common Stock, including warrants, rights to subscribe and options to acquire shares of Common Stock (collectively, "Convertible Securities"; such shares and Convertible Securities are collectively referred to in this Section 8 as the "Securities"), each holder of Series D Preference Stock shall have the preemptive right, subject to the provisions of this
Section 8, to receive or purchase up to that amount of Securities which would maintain his percentage ownership interest in the Common Stock, assuming conversion of the Series D Preference Stock, after the issuance of the Securities on a fully diluted basis as existed prior to the issuance of the Securities. As used in this Section 8, the term "fully diluted basis" shall mean the calculation of percentage ownership based upon all outstanding shares of Common Stock plus the assumed issuance of Common Stock then issuable upon conversion of the Series D Preference Stock and any other security, including the Convertible Securities, convertible into shares of Common Stock, including warrants, rights to subscribe and options to acquire shares of Common Stock. Notwithstanding the foregoing, the holders of Series D Preference Stock shall not have preemptive rights with respect to shares or Convertible Securities (a) that are offered, sold or issued to directors or employees of the Corporation or any of its wholly-owned subsidiaries, (b) that were issued or authorized prior to the Original Issuance Date, (c) that were issued on the conversion of Convertible Securities and such Convertible Securities were offered or issued to the holders of Series D Preference Stock in satisfaction of this Section 8, or (d) that are issued in connection with a merger or consolidation or a proceeding under the Federal Bankruptcy Act, as amended, or pursuant to an order of a court of competent jurisdiction unless such order otherwise provides.

          (b) NOTICE. Prior to any issuance by the Corporation of any Securities, the Corporation shall notify each holder of Series D Preference Stock, in writing, of his intention to issue such Securities, setting forth the terms under which he proposes to make such issuance. Within thirty (30) days after receipt of such notice, each holder of Series D Preference Stock shall notify the Corporation as to the amount of Securities so offered that such holder desires to purchase. The holders of Series D Preference Stock shall receive or purchase and the Corporation shall issue and/or sell the Securities at the same time, and upon the same terms and conditions, as the Securities are issued or sold. The Corporation shall take all such action as may reasonably be required by any regulatory authority in connection with the exercise by a holder of Series D Preference Stock of the right to receive or purchase Securities as set forth in this Section 8.

     9.     EXCLUSION OF OTHER RIGHTS.

          Except as may otherwise be required by law, the shares of Series D Preference Stock shall not have any preferences, or relative, participating, optional or other special rights, other than those specifically set forth in this Article 5th and in the Articles of Incorporation, as amended, of the Corporation. The shares of Series D Preference Stock shall have no preemptive or subscription rights except as provided herein.

          ARTICLE 6TH. Holders of the voting Capital Stock, Common and Preference, of the Corporation shall not be entitled to cumulative voting in the election of directors.

          ARTICLE 7TH. The affirmative vote or consent of the holders of three-fifths of all classes of stock of the Corporation entitled to vote in election of directors, considered for the purposes of this Article 7th as one class, shall be required:

          (i) for the adoption of any agreement for the merger or consolidation of the Corporation with or into,

          (ii) to authorize any sale, lease or exchange of all, or substantialy all, of the assets of the Corporation to, or

          (iii) to authorize any sale, lease or exchange to the Corporation or any subsidiary thereof, in exchange for voting securities of the Corporation, of any assets of,

any other corproation, person or other entity, if, in any such case, as of the record date of the determination of shareholders entitled to notice thereof and to vote thereon or to consent thereto, such other corporation, person or entity is the record or beneficial owner, directly or indirectly, of 5% or more of the outstanding shares of stock of the Corporation entitled to vote in elections of directors considered for the purpose of this Article 7th as one class. Such affirmative vote or consent shall be in addition to the vote or consent of the holders of the stock of the Corporation otherwise required by law or any agreement between the Corporation and any national securities exchange.

     For the purposes of this Article 7th, (i) any corporation, person or other entity shall be deemed to be the beneficial owner of any shares of stock of the Corporation which it, or its "affiliate" or "associate" (as those terms are defeind in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect on January 1, 1981), has the right to acquire pursuant to any agreement, or upon the exercise of any conversion right, warrant or option, and (ii) the outstanding shares of stock of the Corporation shall includes shares deemed owned through the application of clause (i) above, but shall not include any other shares which may be issuable pursuant to any agreement, exercise of any conversion right, warrant or option.

     No amendment to the Articles of Incorporation of the Corporation shall amend, alter, change or repeal any of the provisions of this
Article 7th, unless the amendment effecting such amendment, alteration, change or repeal shall receive the affirmative vote or consent of the holders of three-fifths of all classes of stock of the Corporation entitled to vote in elections of directors, considered for the purpose of this Article 7th as one class.

     ARTICLE 8TH. The members of the governing board of the Corporation shall be styled "Directors". The number of directors of the Corporation shall be not less than three (3) nor more than eleven (11) the exact number of directorships to be fixed from time to time by resolution adopted by a majority of the entire Board of Directors. As used in this
Article 8th, "entire Board" means the total number of directorships then fixed. In the event that the Board is increased by such a resolution, the vacancy or vacancies so resulting shall be filled by a vote of the Corporation's shareholders. No decrease in the Board shall shorten the term of any incumbent director.

     The Board of Directors shall be divided into three classes as nearly equal in number as may be, with the term of office of one class expiring each year. The directors comprising the First Board of Directors, as indicated in Article 9th of these Articles of Incorporation, be assigned to the class indicated to the right of their name. The directors in Class 1 shall serve until the first annual meeting following incorporation of the Corporation; the directors in Class 2 shall serve until the second annual meeting following incorporation of the Corporation; and the directors in Class 3 shall serve until the third annual meeting following incorporation. When the number of directors is changed, any newly created directorships shall be so apportioned among the classes to make all classes as nearly equal in number as possible. When the number of Directors is increased by the Board of Directors any any newly created directorships are filled by the shareholders other than by action at an Annual Meeting, such newly elected directors shall hold office only until the next Annual Meeting, and there shall be no classification of the additional directorships until that time.

     Subject to the foregoing, at each Annual Meeting of Shareholders the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding Annual Meeting.

     No amendment to the Articles of Incorporation of the Corporation shall amend, alter, change or repeal any of the provisions of this
Article 8th, unless the amendment effecting such amendment, alteration, change or repeal shall receive the affirmative vote or consent of the holders of three-fifths of all classes of stock of the Corporation entitled to vote in elections of directors, considered for the purposes of this Article 8th as one class.

     ARTICLE 9TH. The names and addresses of the first Board of Directors are as follows:

NAME                       ADDRESS                           CLASS
Martin Roenigk          120 Union Street,                  Class 2
                        Willimantic, CT 06226
Alan Markowitz          555 City Line Avenue, S-1000,      Class 2
                        Bala Cynwyd, PA 19004
Philip M. Blackmon      213 Perry Parkway                  Class 3
                        Gaithersburg, MD 20877
Millard H. Pryor, Jr.   695 Bloomfield Avenue              Class 1
                        Bloomfield, CT 06002
David W. Clark, Jr.     695 Bloomfield Avenue              Class 3
                        Bloomfield, CT 06002


     ARTICLE 10TH. No director or officer of the Corporation shall be personally liable to the Corporation or its shareholders for damages for breach of their fiduciary duty as a Director or officer; provided, however, that this Article 10th shall not eliminate or limit the liability of a Director or officer for (i) acts or ommissions which involve intentional misconduct, fraud or a knowing violation of law; and
(ii) authorizing the unlawful payment of distributions in violation of Nevada Revised Statutes 78.300.

     ARTICLE 11TH. The name and residence or business address of the incorporator are as follows:

NAME                    ADDRESS
Martin Roenigk          120 Union Street, Willimantic, CT 06226

     IN WITNESS WHEREOF, I have hereunto set my hand this 2nd day of April, 1996.


                                           /s/ MARTIN ROENIGK
                                           Martin Roenigk


STATE OF CONNECTICUT     )
                         )     ss.
COUNTY OF WINDHAM        )

     On the 2nd day of May, 1996, personally appeared before me, a Notary Public, Martin Roenigk, who acknowledged that he executed the instrument.



                                           /s/ SARAH J. SCHENK



                                           Notary Public
                                           My Commission Expires
                                           March 31, 2000